UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 5, 2007 (August 29, 2007)
CROGHAN BANCSHARES, INC.
(Exact Name of Registrant as Specified in Charter)
0-20159
(Commission File Number)

OHIO	31-1073048
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

323 CROGHAN STREET, FREMONT, OHIO (Address of Principal Executive Offices)	43420 (Zip Code)
(419) 332-7301
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
            On August 29, 2007, Croghan Bancshares, Inc.’s wholly-owned subsidiary, The Croghan Colonial Bank (the “Bank”), entered into an Employment Agreement with Steven C. Futrell (the “Futrell Agreement”) with respect to his service as President and Chief Executive Officer of the Bank. The Futrell Agreement supersedes and replaces the Employment Agreement, dated as of April 16, 2004, between the Bank and Mr. Futrell.
            The Futrell Agreement provides for an initial term of three (3) years. After the initial three-year term, the Futrell Agreement will remain in effect unless and until (a) the Bank enters into a new agreement with Mr. Futrell, (b) the Bank and Mr. Futrell execute a written extension of the Futrell Agreement, or (c) either the Bank or Mr. Futrell elects not to enter into a new agreement or extend the Futrell Agreement and gives notice of such election to the other party.
            Pursuant to the Futrell Agreement, Mr. Futrell is entitled to receive an annual base salary of $194,900, effective January 1, 2007. Mr. Futrell’s base salary will be subject to periodic adjustment during the term of the Futrell Agreement in accordance with the salary administration program currently in effect for all Bank employees. Mr. Futrell will also be entitled to participate in the various employee benefit plans, programs and arrangements available to senior officers of the Bank.
            Upon certain types of termination of employment, including a termination by the Bank without “cause” (as defined in the Futrell Agreement) or a termination by Mr. Futrell constituting “good reason” (as defined in the Futrell Agreement), Mr. Futrell will be entitled to receive certain severance benefits, including (a) a payment equal to two (2) times his annual base salary, (b) a payment equal to fourteen percent (14%) of his annual base salary to compensate Mr. Futrell for matching contributions the Bank would have paid to his account under the Bank’s tax-qualified retirement plan had he remained employed by the Bank for an additional twenty-four (24) months, and (c) continuation of health and welfare benefits for a period of twenty-four (24) months following termination at the same premium cost to Mr. Futrell and the same coverage level as in effect immediately preceding the date of termination.
            If Mr. Futrell is terminated by the Bank within twenty-four (24) months after a merger or other change in control transaction, the amount of Mr. Futrell’s severance payment will increase to three (3) times his annual base salary, the payment to compensate Mr. Futrell for the loss of matching contributions the Bank would have paid to his account under the Bank’s tax-qualified retirement plan will increase to twenty-one percent (21%) of his annual base salary, and Mr. Futrell will be entitled to the health and welfare benefits as described above for a period of thirty-six (36) months following termination.
            In the event that any payments or distributions to Mr. Futrell under the Futrell Agreement or any other plan or arrangement maintained by the Bank or any of its affiliates would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then the Futrell Agreement provides for the total payments and/or distributions to be reduced to an amount equal to one dollar ($1.00) less than the amount which would cause the payments and/or distributions to be subject to the excise tax.

            Under the Futrell Agreement, a voluntary termination from service by Mr. Futrell will constitute a retirement if he has attained the age of fifty-five (55) and completed six (6) consecutive years of service. If the Bank provides medical insurance that permits retired employees of the Bank to participate in such plan at the retiree’s expense, Mr. Futrell, if retired (as defined in the Futrell Agreement), will be eligible to participate at his own expense. If the Bank does not provide medical insurance that permits retired employees of the Bank to participate in such plan, the Bank will pay to Mr. Futrell, if retired (as defined in the Futrell Agreement), a payment intended to compensate him for that portion of any health insurance premium paid by Mr. Futrell for comparable private family medical insurance coverage which exceeds the premiums he would have otherwise paid for coverage under the Bank’s plan.
            The Futrell Agreement also contains confidentiality and noncompetition provisions which prevent Mr. Futrell from disclosing confidential proprietary information about the Bank and from competing with the Bank within a fifty (50) mile radius of Fremont, Ohio during the term of his employment and, if his employment is terminated by the Bank for “cause” or by Mr. Futrell without “good reason,” for an additional twenty-four (24) months thereafter.
            The foregoing description of the terms of the Futrell Agreement is not complete and is qualified in its entirety by reference to the Futrell Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.
            The Employment Agreement, dated as of April 16, 2004, between the Bank and Mr. Futrell was superseded by the Futrell Agreement described under Item 1.01 above effective as of August 29, 2007.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
            The description of the Futrell Agreement under Item 1.01 above is incorporated herein by reference.
Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits:

Exhibit No.	Description

10.1	Employment Agreement, dated as of August 29, 2007, between The Croghan Colonial Bank and Steven C. Futrell

SIGNATURES
            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROGHAN BANCSHARES, INC. (Registrant)
Date: September 5, 2007	By	/s/ Kendall W. Rieman
Kendall W. Rieman, Treasurer

INDEX TO EXHIBITS
Current Report on Form 8-K
Dated September 5, 2007

Exhibit No.	Description

10.1	Employment Agreement, dated as of August 29, 2007, between The Croghan Colonial Bank and Steven C. Futrell